Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Smith International, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those financial statements and financial statement schedule), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Smith International, Inc. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the proxy statement/prospectus which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Houston, Texas

April 27, 2010